ARC Announces Quarterly Dividend

SAN RAMON, CA / ACCESSWIRE / July 31, 2024 / ARC Document Solutions, Inc. (NYSE:ARC) announced that its board of directors declared a quarterly cash dividend of $0.05 per share. The dividend is payable November 29, 2024, to shareholders of record as of October 31, 2024.

About ARC Document Solutions (NYSE:ARC)
ARC partners with top brands around the world to tell their stories through visually compelling graphics. We use advanced digital printing technology, sustainable materials, and innovative techniques to bring their vision to life. ARC also provides other digital printing and scanning services to a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114